Exhibit 99.1

BioTime to Produce Stem Cells for Research in Muscle Disorders

ALAMEDA, Calif.--(BUSINESS WIRE)--January 3, 2012--BioTime, Inc. (NYSE Amex: BTX) today announced that it has elected to market progenitors of muscle stem cells bearing hereditary diseases. BioTime will produce the products from five human embryonic stem (hES) cell lines from Reproductive Genetics Institute (RGI) of Chicago, Illinois. The muscle cell lines will display the genes for Duchenne muscular dystrophy, Emery-Dreifuss muscular dystrophy, spinal muscular atrophy Type I, facioscapulohumeral muscular dystrophy 1A, and Becker muscular dystrophy. The cell lines will be marketed researchers seeking new treatment modalities for these diseases.

“In the first quarter of this year, we will offer medical researchers normal muscle progenitor cell lines that we have already produced from BioTime’s existing hES cell lines, and later in 2012 we plan to add to our product line the novel muscle progenitor cells produced from RGI cell lines bearing the five genetic muscle diseases,” said Michael West, Ph.D., BioTime's CEO. “BioTime's business strategy includes generating near-term revenues in the emerging field of regenerative medicine by bringing some of the most advanced stem cell technologies to the market as research products.”

Background

Human embryonic stem (hES) cell lines are cells typically derived from excess preimplantation embryos, produced in the course of in vitro fertilization (IVF) treatment, that were otherwise destined to be discarded. Because stem cells are derived at very early stages of development, they are undifferentiated and capable of becoming all the cell types of the human body. hES cells therefore have a potential role in the development of novel cell-based therapies for a host of degenerative diseases such as the hereditary diseases borne by the hES stem cell lines we will acquire from RGI. As hES cells open the door to the discovery of new classes of pharmaceuticals, they are expected to increase our understanding of human development.

Many couples carrying genes for inherited diseases are at significant risk of parenting children with muscular dystrophy and other devastating diseases. RGI has produced hES cell lines carrying genes for some of these hereditary diseases, and BioTime will use these cell lines to produce progenitor cells that will be offered to medical researchers.

BioTime will differentiate the RGI hES cell lines into purified muscle progenitors using its ACTCellerate™ technology that allows the isolation of novel embryonic progenitor cells, which are at an intermediate stage between embryonic stem cells and fully differentiated cells. The progenitor cells are relatively easy to manufacture on a large scale and in a highly purified state, which may make it advantageous to work with these cells as opposed to hES cells. The progenitor cell lines may possess the ability to become a wide array of products never before available to the medical community, as they have potential applications in research, drug discovery, and human regenerative stem cell therapy.

About BioTime, Inc.

BioTime, headquartered in Alameda, California, is a biotechnology company focused on regenerative medicine and blood plasma volume expanders. Its broad platform of stem cell technologies is developed through subsidiaries focused on specific fields of applications. BioTime develops and markets research products in the field of stem cells and regenerative medicine, including a wide array of proprietary ACTCellerate™ cell lines, culture media, and differentiation kits. BioTime's wholly owned subsidiary ES Cell International Pte. Ltd. has produced clinical-grade human embryonic stem cell lines that were derived following principles of Good Manufacturing Practice and currently offers them for use in research. BioTime's therapeutic product development strategy is pursued through subsidiaries that focus on specific organ systems and related diseases for which there is a high unmet medical need. BioTime's majority owned subsidiary Cell Cure Neurosciences, Ltd. is developing therapeutic products derived from stem cells for the treatment of retinal and neural degenerative diseases. Cell Cure's minority shareholder Teva Pharmaceutical Industries has an option to clinically develop and commercialize Cell Cure's OpRegen™ retinal cell product for use in the treatment of age-related macular degeneration. BioTime's subsidiary OrthoCyte Corporation is developing therapeutic applications of stem cells to treat orthopedic diseases and injuries. Another subsidiary, OncoCyte Corporation, focuses on the diagnostic and therapeutic applications of stem cell technology in cancer, including the diagnostic productPanC-DxTM currently being developed for the detection of cancer in blood samples, therapeutic strategies using vascular progenitor cells engineered to destroy malignant tumors. ReCyte Therapeutics, Inc. is developing applications of BioTime's proprietary induced pluripotent stem cell technology to reverse the developmental aging of human cells to treat cardiovascular and blood cell diseases. BioTime's newest subsidiary, LifeMap Sciences, Inc., is developing an online database of the complex cell lineages arising from stem cells to guide basic research and to market BioTime's research products. In addition to its stem cell products, BioTime develops blood plasma volume expanders, blood replacement solutions for hypothermic (low-temperature) surgery, and technology for use in surgery, emergency trauma treatment and other applications. BioTime's lead product, Hextend®, is a blood plasma volume expander manufactured and distributed in the U.S. by Hospira, Inc. and in South Korea by CJ CheilJedang Corp. under exclusive licensing agreements. Additional information about BioTime, ReCyte Therapeutics, Cell Cure, OrthoCyte, OncoCyte, BioTime Asia, LifeMap Sciences, and ESI can be found on the web at www.biotimeinc.com.

Forward-Looking Statements

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for BioTime and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as "will," "believes," "plans," "anticipates," "expects," "estimates") should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the business of BioTime and its subsidiaries, particularly those mentioned in the cautionary statements found in BioTime's Securities and Exchange Commission filings. BioTime disclaims any intent or obligation to update these forward-looking statements.

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CONTACT:
BioTime, Inc.
Peter Garcia, 510-521-3390, ext 367
Chief Financial Officer
or
Judith Segall, 510-521-3390, ext 301
jsegall@biotimemail.com